UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 12, 2008

BAY BANKS OF VIRGINIA, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-22955	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S. Main Street, Kilmarnock, Virginia 22482

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (804) 435-1171

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Kilmarnock, VA, August 14, 2008, Bay Banks of Virginia, Inc. (OTC BB: BAYK), holding company for Bank of Lancaster and Bay Trust Company, announced that its Board of Directors declared a quarterly dividend of $0.17 per share on August 12, 2008. The dividend will be paid on September 26, 2008 to shareholders of record September 15, 2008.

This September 26, 2008 dividend of $0.17 per share represents a 3% increase compared to the $0.165 dividend paid September 28, 2007. The annualized dividend rate per share is $0.68 with a total annualized payout of approximately $1.5 million on 2.4 million shares outstanding. Based on a closing common stock price of $11.80 on August 13, 2008, the dividend yield is 5.7%.

Bay Banks of Virginia, based in Kilmarnock, has eight full service banking offices strategically located in Kilmarnock, White Stone, Warsaw, Montross, Heathsville and Callao; and a Trust Company office in Kilmarnock.

On June 4, 2008, the Bank opened a new branch office in Burgess, Northumberland County, Virginia. This is the Bank’s eighth retail office and a strategic extension of its market into the financially attractive eastern region of that county.

The Bank has also received approval to establish a retail office in Colonial Beach, Virginia. Colonial Beach is an incorporated town within Westmoreland County. This will be the Bank’s ninth banking office and the second in Westmoreland County, another strategic extension of its market to that county’s western end.

Bank of Lancaster has total assets of $325 million and offers consumers and businesses a wide mix of financial services. Investment services, including financial planning, securities brokerage and insurance products are offered through Investment Advantage. Management services for personal and corporate trusts, including estate planning, estate settlement and trust administration as well as financial planning, investment services, management of IRAs and other investment accounts are provided through Bay Trust Company.

Investor contact: Austin L. Roberts III, President and Chief Executive Officer, at 804-435-1171 or aroberts@banklanc.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Austin L. Roberts, III
Austin L. Roberts, III
President and CEO

August 14, 2008

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